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Delcath Systems, Inc.

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Delcath Systems, Inc. Announces Adjournment of Annual Meeting

Meeting Scheduled to Reconvene on June 16

New York, NY – June 5, 2017 – Delcath Systems, Inc. (NASDAQ: DCTH) (the “Company”) announced today that its 2017 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for June 5, 2017, was convened and adjourned, without any business being conducted. The Annual Meeting has been adjourned until Friday, June 16, 2017 to allow more opportunity for stockholders to vote on all proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 5, 2017, including a proposal to approve an amendment to its amended and restated certificate of incorporation to effect a reverse stock split of its common stock, which the Company believes is vitally important to the Company’s future.

The record date for the Annual Meeting remains April 17, 2017. Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action. Company stockholders as of the April 17, 2017 record date can vote, even if they have subsequently sold their shares. The Company’s board of directors and management respectfully request all such holders as of the record date to please vote your proxies as soon as possible.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. THE COMPANY STRONGLY ADVISES ALL OF ITS STOCKHOLDERS TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV. In addition, copies of the Proxy Statement and other documents may be obtained free of charge by accessing the Company’s website at www.delcath.com or by contacting the Company’s Corporate Secretary at 212-489-2100 or by mail to Corporate Secretary, Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019.

Voting Instructions

All stockholders as of the April 17, 2017 record date can vote, even if they have subsequently sold their shares, and the Company encourages stockholders to do so before June 15, 2017 at 11:59 p.m. Eastern Time. Stockholders are reminded that their vote is extremely important and are urged to complete, sign, date and mail the proxy card at their earliest convenience. Any stockholder who would like to vote by telephone may call 877-777-8133.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

About Delcath Systems

Delcath Systems, Inc. is an interventional oncology Company focused on the treatment of primary and metastatic liver cancers. Our investigational product—Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) —is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have commenced a global Phase 3 FOCUS clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) and plan to initiate a Registration trial for intrahepatic cholangiocarcinoma (ICC) in the Fall of 2017. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system has been commercially available since 2012 under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Forward Looking Statements:

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the OM and ICC clinical trial programs, timely enrollment and treatment of patients in the global Phase 3 OM clinical trial, IRB or ethics committee clearance of the Phase 3 OM and ICC

Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets,, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.